ROBIN SCHOEN PUBLIC RELATIONS 526 Penn Street
                Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com


For Immediate Release                          Contact:  Robin Schoen
December 20, 1999                                        215/504-2122


          MEDIX RESOURCES RECEIVES U.S. PATENT FOR CYMEDIX.COM SOFTWARE

Denver, CO -- John Prufeta, chief executive officer of Medix Resources, Inc. [OTCBB:MDIX], today announced the final granting of a patent for the company's Cymedix.com software from the United States Department of Commerce. This news expands upon the August 11, 1999 announcement that the patent had been approved. Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com software product suite.

U.S. Patent Number 5995939 covers the Cymedix.com automated networked service request and fulfillment system and method. This system and method includes "client" computer systems in the offices of professionals, such as doctors, and "sponsor" computers at the sites of service providers which include patient pharmaceutical management, laboratory/radiology orders and results, eligibility and authorization requests, claims processing and health system intranets. The transaction requests are prepared and automatically routed through the Internet to the appropriate healthcare provider or payer information system. Confidentiality is insured by encrypting all Internet transaction requests and responses. The system includes a "universal interface" which automates the process of converting data records found in existing physician practice management information systems into the data record format required for automated Internet transactions.

"The patent clearly demonstrates the Cymedix.com suite of applications represents a unique method of connecting disparate systems in healthcare," stated Prufeta. "Our technology, which is being delivered to healthcare professionals and sponsors today, not only accelerates the delivery of healthcare information by electronically linking systems, but provides a host of web-enabled data connections never before afforded the healthcare provider."

Prufeta continued, "Thanks to the tireless efforts of our chief technology and operating officer, David Pfeil, and his nationwide team of experts, Medix will continue to develop timely Internet based healthcare integration tools which will further assist the healthcare community in providing a higher-quality, lower-cost of care."

Denver-based Medix Resources provides skilled nursing, therapy, rehabilitation, and other medical personnel for flexible staffing in homes, and healthcare and educational facilities. Through Cymedix Lynx Corporation, a wholly-owned subsidiary based in Thousand Oaks, California, Medix offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its web sites www.medixresources.com and www.cymedix.com or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. This information is available from the SEC or the Company.